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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 9 to the Registration Statement of The BlackRock Municipal Target Term Trust, Inc. (Investment Company Registration No. 811-6355) of our report dated February 11, 2000, relating to the financial statements of The BlackRock Municipal Target Term Trust, Inc. as of December 31, 1999 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the heading "Report of Independent Auditors" in the Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
March 6, 2000